Exhibit 10.1

Execution Version

CUSIP Number for Incremental Term B Loans: 90349YAF3

ISIN for Incremental Term B Loans: US90349YAF34

LENDER JOINDER AGREEMENT AND SECOND AMENDMENT

This LENDER JOINDER AGREEMENT AND SECOND AMENDMENT (this “Agreement”), dated as of November 1, 2019 and effective as of the Effective Date (as defined below), is entered into by and among US Ecology Holdings, Inc. (f/k/a US Ecology, Inc.), a Delaware corporation (the “Borrower”), the Subsidiary Guarantors, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), the lenders set forth on Schedule A hereto (the “Incremental Term B Lenders”) and Revolving Credit Lenders party hereto.

RECITALS

WHEREAS, reference is hereby made to that certain Credit Agreement, dated as of April 18, 2017, by and among the Borrower, the lenders party thereto from time to time (the “Lenders”), the Administrative Agent and the other parties party thereto, as amended by that certain First Amendment thereto (the “First Amendment”), dated as of August 6, 2019 (as so amended, and as further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined.  For the avoidance of doubt, and except as otherwise expressly set forth herein, the terms “Credit Party” and “Credit Parties” as used in this Agreement, shall be as defined in the Credit Agreement, after giving effect to the transactions described in Article III (including Section 3.02).

WHEREAS, the Borrower has requested that each Incremental Term B Lender provide an Incremental Term Loan Commitment in the principal amount set forth opposite its name on Schedule A hereto (the “Incremental Term B Loan Commitments” and the Incremental Term Loans made pursuant thereto, “Incremental Term B Loans”).

WHEREAS, the Incremental Term B Lenders desire to provide such Incremental Term B Loan Commitments and Incremental Term B Loans.

WHEREAS, the Borrower further desires to amend and supplement the Credit Agreement as set forth below in connection with the establishment of the Incremental Term B Loan Commitments and the Incremental Term B Loans, as permitted pursuant to Section 5.13 of the Credit Agreement and Section 12.2 of the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
COMMITMENTS AND TERMS

Section 1.01          Incremental Term B Loan Commitments.

(a)           Incremental Term B Loans.  Each Incremental Term B Lender hereby agrees, severally and not jointly, to make a single loan to the Borrower on the Effective Date in a principal amount equal to its respective Incremental Term B Loan Commitment as set forth on Schedule A hereto, in each case, on the terms and subject to the conditions set forth herein.

(b)           Termination of Incremental Term B Loan Commitments.  Notwithstanding any other provision of the Credit Agreement or this Agreement, undrawn Incremental Term B Loan Commitments shall automatically terminate on the Effective Date upon the funding of the corresponding Incremental Term B Loan pursuant to this Section 1.01.  Any amount borrowed under this Section 1.01 and subsequently repaid or prepaid may not be re-borrowed.

(c)           Interest and Applicable Margin.

(i)            The Incremental Term B Loans shall bear interest as set forth in the Credit Agreement (including Section 5.1 thereof); provided that the LIBOR Rate shall not be available with respect to the Incremental Term B Loans until three (3) Business Days (or four (4) Business Days with respect to a LIBOR Rate based on a twelve month Interest Period) after the Effective Date, unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Incremental Term B Lenders in the manner set forth in Section 5.9 of the Credit Agreement).

(ii)           The Applicable Margin for the Incremental Term B Loans shall be, as of any date of determination, the applicable percentage per annum set forth below based on the Credit Ratings:

Pricing Level	Credit Rating (S&P and Moody’s)	LIBOR +	Base Rate +
I	BB (with a stable or better outlook) or better from S&P and Ba2 (with a stable or better outlook) or better from Moody’s	2.25%	1.25%
II	For any reason Pricing Level I does not apply	2.50%	1.50%

For purposes of the foregoing:

(1)   if at any time a Credit Rating shall not be available from one or both of the Rating Agencies, then Level II shall be deemed applicable for the period commencing one (1) Business Day after the date that such Credit Rating ceases to be so available, and ending on the date which is one (1) Business Day after both Credit Ratings are once again available, after which the Pricing Level shall be determined in accordance with the table above; and

(2)   adjustments, if any, to the Pricing Level then in effect shall be effective one (1) Business Day after the day that a change in a Credit Rating requiring such adjustment is first announced by the applicable Rating Agency (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on such effective date and ending on the date immediately preceding the next such effective date).

(iii)          “Credit Ratings” means, as of any date of determination, the corporate credit rating of the Borrower or Parent Guarantor (as applicable) from S&P at such time and the corporate family rating of the Borrower or Parent Guarantor (as applicable) from Moody’s at such time.

(iv)          “Rating Agency” means each of Moody’s and S&P.

The Applicable Margins set forth above shall be increased as, and to the extent, required by Section 5.13 of the Credit Agreement.

(d)           Maturity Date.  The Term Loan Maturity Date with respect to the Incremental Term B Loans shall be the first to occur of (i) the seventh anniversary of the Effective Date (or, with respect to any Incremental Term B Lender, such later date as requested by the Borrower pursuant to Section 5.16 of the Credit Agreement and accepted by such Incremental Term B Lender) and (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a) of the Credit Agreement.

(e)           Scheduled Payments.  The Borrower shall repay the aggregate outstanding principal amount of the Incremental Term B Loans in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing on the last Business Day of the first full fiscal quarter after the Effective Date.  Each quarterly installment shall be in an amount equal to 0.25% of the principal amount of the Incremental Term B Loans made hereunder on the Effective Date, except as the amounts of individual quarterly installments may be adjusted pursuant to Section 4.4 of the Credit Agreement.  If not sooner paid, the Incremental Term B Loans shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(f)            Call Premium.  Notwithstanding anything to the contrary in the Credit Agreement, in the event that, on or prior to the six month anniversary of the Effective Date, the Borrower (i) makes any prepayment of the Incremental Term B Loans in connection with any Repricing Transaction (as defined below) or (ii) effects any amendment of the Credit Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Incremental Term B Lender, a fee in an amount equal to, (x) in the case of clause (i), a prepayment premium of 1.0% of the amount of the Incremental Term B Loans being prepaid and (y) in the case of clause (ii), a payment equal to 1.0% of the aggregate amount of the applicable Incremental Term B Loans outstanding immediately prior to such amendment.  Such fees shall be due and payable on the date of the effectiveness of such Repricing Transaction.  “Repricing Transaction” means (i) any prepayment or repayment of the Incremental Term B Loans with the proceeds of, or any conversion of the Incremental Term B Loans into, any new or replacement tranche of term loans or Indebtedness (including, without limitation, Replacement Term Loans) bearing interest with an Effective Yield less than the Effective Yield applicable to the Incremental Term B Loans and (ii) any amendment to the pricing terms of the Incremental Term B Loans which reduces the Effective Yield applicable to the Incremental Term B Loans (it being understood that such premium shall apply to any Non-Consenting Lender that is replaced under Section 5.12(b) of the Credit Agreement in connection with any such amendment), in each case, other than any such prepayment, repayment, conversion or amendment that is undertaken in connection with the consummation of a Permitted Acquisition or other acquisition permitted under the Credit Agreement or the occurrence of a Change in Control or a sale of all or substantially all of the assets of the Borrower (so long as the primary purpose of such prepayment, repayment, conversion or amendment is not to reduce the Effective Yield applicable to the Incremental Term B Loans).

(g)           Prepayments with Excess Cash Flow.

(i)            After the end of each Fiscal Year (commencing with the first full Fiscal Year ending after the Effective Date), within five (5) Business Days after the earlier to occur of (x) the delivery of the financial statements and related Officer’s Compliance Certificate for such Fiscal Year and (y) the date on which the financial statements and the related Officer’s Compliance Certificate for such Fiscal Year are required to be delivered pursuant to Section 8.1(a) and Section 8.2(a) of the Credit Agreement, the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 4.4(b)(vi) of the Credit Agreement in an amount equal to (A) the Excess Cash Flow Prepayment Percentage of the Excess Cash Flow, if any, for such Fiscal Year minus (B) the aggregate amount of all optional prepayments of Revolving Credit Loans during such Fiscal Year (solely to the extent accompanied by permanent optional reductions in the Revolving Credit Commitment) and all optional prepayments of any Term Loans during such Fiscal Year, in each case, solely to the extent that such prepayments are not funded with the proceeds of long-term Indebtedness.  This Section 1.01(g) shall be deemed to be a prepayment requirement under Section 4.4(b) of the Credit Agreement, and any prepayments pursuant to this Section 1.01(g) shall be deemed to be mandatory prepayments made pursuant to Section 4.4(b) of the Credit Agreement and subject to the manner of payment set forth in Section 4.4(b)(vi) of the Credit Agreement.  The provisions of Section 4.4(b)(viii) shall apply to the Excess Cash Flow attributable to any Foreign Subsidiary in the same manner as such provisions apply to the Net Cash Proceeds of Foreign Dispositions and the Net Cash Proceeds of Foreign Casualty Events.

(ii)           “Excess Cash Flow” means, for the Borrower and its Subsidiaries on a Consolidated basis, in accordance with GAAP for any Fiscal Year, the excess, if any, of: (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in determining Consolidated Net Income for such Fiscal Year and (iii) decreases in Working Capital for such Fiscal Year, minus (b) the sum, without duplication, of (i) the aggregate amount of cash actually paid by the Borrower and its Subsidiaries during such Fiscal Year on account of Capital

Expenditures and Investments made under Sections 9.3(c), (d), (f), (g), (k) and (p) of the Credit Agreement  (in each case under this clause (i) (x) solely to the extent not deducted in the calculation of Consolidated Net Income and (y) other than to the extent any such Capital Expenditure or Investment is made with the proceeds of Indebtedness, any Equity Issuance, asset sale, casualty proceeds, condemnation proceeds or other proceeds to the extent not included in Consolidated Net Income), (ii) the aggregate amount of all permanent repayments of Indebtedness made by the Borrower and its Subsidiaries during such Fiscal Year, in each case, only to the extent that such repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (iii) an amount equal to the amount of all non-cash credits to the extent included in determining Consolidated Net Income for such Fiscal Year, (iv) the aggregate amount of cash actually paid by the Borrower and its Subsidiaries during such Fiscal Year on account of Restricted Payments made under Sections 9.6(d), (e) (to the extent such Restricted Payment relates to another Restricted Payment expressly referenced in this clause (iv)) (f), (g), (h), (i) or (j) of the Credit Agreement during such Fiscal Year (in each case under this clause (iv) (x) solely to the extent not deducted in the calculation of Consolidated Net Income and (y) other than to the extent any such Restricted Payment is made with the proceeds of Indebtedness, any Equity Issuance, asset sale, casualty proceeds, condemnation proceeds or other proceeds to the extent not included in Consolidated Net Income) and (v) increases to Working Capital for such Fiscal Year.

(iii)          “Excess Cash Flow Prepayment Percentage” means, for any Fiscal Year, (x) 50%, if the Consolidated Senior Secured Net Leverage Ratio as of the last day of the applicable Fiscal Year is greater than 2.75 to 1.00, (y) 25%, if the Consolidated Senior Secured Net Leverage Ratio as of the last day of the applicable Fiscal Year is greater than 2.25 to 1.00 and less than or equal to 2.75 to 1.00 and (z) 0%, if the Consolidated Senior Secured Net Leverage Ratio as of the last day of the applicable Fiscal Year is less than or equal to 2.25 to 1.00.  “Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Funded Indebtedness that is secured by Liens on property or assets of the Borrower or its Subsidiaries as of such date (other than any Subordinated Indebtedness) to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date for which financial statements have (or are required to have) been delivered pursuant to Section 8.1(a) or 8.1(b) of the Credit Agreement.

(iv)          “Working Capital” means, for the Borrower and its Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the amount equal to (a) current assets (other than cash, Cash Equivalents and deferred income taxes) less (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness (other than the current portion of any long-term closure/post-closure obligations), (ii) outstanding Revolving Credit Loans and Swingline Loans, (iii) the current portion of current taxes and deferred income taxes and (iv) the current portion of accrued Consolidated Interest Expense.

(h)           Use of Proceeds.

(i)            The proceeds of $400,000,000 of the Incremental Term B Loans will be used for the purposes set forth in the definition of NRC Acquisition Incremental Term Loans in the Credit Agreement, prior to giving effect to the amendments to the Credit

Agreement set forth in Section 4.02 (the portion of the Incremental Term B Loans corresponding to such proceeds, the “NRC Acquisition Financing Incremental Term B Loans”, and the associated Incremental Term B Loan Commitments, the “NRC Acquisition Financing Incremental Term B Loan Commitments”).

(ii)            The proceeds of $50,000,000 of the Incremental Term B Loans will be used, on the Effective Date, to prepay Revolving Credit Loans  (the portion of the Incremental Term B Loans corresponding to such proceeds, the “Other Incremental Term B Loans”, and the associated Incremental Term B Loan Commitments, the “Other Incremental Term B Loan Commitments”).

(i)            Pricing Protection.  If the Effective Yield in respect of any Incremental Term Loan incurred on or prior to the six month anniversary of the Effective Date exceeds the Effective Yield for the Incremental Term B Loans by more than 0.50%, then the Applicable Margin for the Incremental Term B Loans shall be increased so that the Effective Yield in respect of the Incremental Term B Loans is equal to the Effective Yield for such Incremental Term Loan minus 0.50%; provided further, that if an increase in the Effective Yield results solely from an increase in the interest rate floor for such Incremental Term Loan, such increase in the Applicable Margin for the Incremental Term B Loans shall be effected as an interest rate floor.

(j)            Other Terms and Conditions.

(i)            Each Incremental Term B Loan made hereunder shall constitute a Loan, a Term Loan, an Incremental Term Loan and a NRC Acquisition Incremental Term Loan under the Credit Agreement and, except as expressly set forth in this Agreement, shall be subject to all of the terms and conditions of the Credit Agreement applicable to Loans, Term Loans, Incremental Term Loans and NRC Acquisition Incremental Term Loans.  Each Incremental Term B Loan Commitment hereunder shall constitute a Commitment, a Term Loan Commitment and an Incremental Term Loan Commitment under the Credit Agreement and, except as expressly set forth in this Agreement, shall be subject to all of the terms and conditions of the Credit Agreement applicable to Commitments, Term Loan Commitments and Incremental Term Loan Commitments.  The Incremental Term B Loans shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit under the Credit Agreement on a pari passu basis.

(ii)           Upon the Effective Date, each Incremental Term B Lender shall become a Lender, a Term Loan Lender and an Incremental Lender under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender, Term Loan Lender and Incremental Lender thereunder.  This Agreement shall be deemed a “Lender Joinder Agreement” and a “Loan Document” under the Credit Agreement.

(iii)          The Incremental Term B Loans and the Incremental Term B Loan Commitments shall constitute a Non-Covenant Facility under the Credit Agreement.

(iv)          The Borrower hereby designates that the Incremental Term B Loan Commitments, and the Incremental Term B Loans incurred thereunder, are incurred pursuant to clause (a) of the definition of Incremental Loan Amount in the Credit Agreement (both before and after giving effect to Section 4.02(a)).

(v)           This Agreement shall constitute notice by the Borrower to the Administrative Agent of the establishment of incremental term loan commitments and additional term loans, as contemplated by Section 5.13(a) of the Credit Agreement, and the proposed Increased Amount Date for such incremental term loan commitments and additional term loans shall be the Effective Date hereunder.  The Administrative Agent hereby waives the ten (10) Business Day notice requirement with respect to such proposed Increased Amount Date, in accordance with Section 5.13(a) of the Credit Agreement.

Section 1.02          Lender Confirmations.  Each Incremental Term B Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Commitments and Loans, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to provide its Incremental Term B Loan Commitments and Incremental Term B Loans ,and either it, or the Person exercising discretion in making its decision to provide such Term B Loan Commitments and Incremental Term B Loans, is experienced in providing such Term B Loan Commitments and Incremental Term B Loans, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 or Section 8.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement and to provide its respective Incremental Term B Loan Commitments and the Incremental Term B Loans made pursuant hereto, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to provide its Incremental Term B Loan Commitments and the Incremental Term B Loans made pursuant hereto and (vii) if it is a Foreign Lender, it has provided to the Administrative Agent any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Incremental Term B Lender, (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (c) irrevocably appoints Wells Fargo Bank to act on its behalf as the Administrative Agent under the Credit Agreement and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto.

ARTICLE II.
BORROWER’S CERTIFICATIONS

To induce the Administrative Agent and the Incremental Term B Lenders to agree to this Agreement, the Credit Parties party hereto represent to Administrative Agent and the Incremental Term B Lenders that, as of the Effective Date, after giving effect to the transactions described in Article III (including Section 3.02) and the extensions of credit hereunder:

Section 2.01          Organization; Power; Qualification.  Each of the Borrower and each other material Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted.  Each Credit Party (other than the Borrower and other material Credit Parties) and each Subsidiary of a Credit Party (other than any material Credit Party or Immaterial Subsidiary) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted.  Each Credit Party and each Subsidiary thereof is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization, except where the failure so to qualify or be so authorized could not reasonably be expected to result in a Material Adverse Effect.

Section 2.02          Authorization; Enforceability.  Each Credit Party that is a party hereto has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement in accordance with its terms.  This Agreement has been duly executed and delivered by the duly authorized officers of each Credit Party that is a party hereto, and this Agreement constitutes the legal, valid and binding obligation of each Credit Party that is a party hereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

Section 2.03          Compliance of Agreement with Laws, Etc.  The execution, delivery and performance by each Credit Party that is a party hereto of this Agreement, in accordance with its terms, and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) violate any Applicable Law relating to any Credit Party or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, permit or license of, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) filings under the UCC, (ii) filings with the United States Copyright Office and/or the

United States Patent and Trademark Office, (iii) filings or consents required by federal or state securities laws or antitrust laws (in connection with the disposition of the Collateral) and (iv) such as have been made or obtained and are in full force and effect, except in the case of clauses (a), (c), and (e), where such violation, conflict, breach or default or failure to obtain any consent, authorization, filing or effect any other act could not reasonably be expected to result in a Material Adverse Effect.

Section 2.04          Absence of Defaults.  No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under (i) any Material Contract or (ii) any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor, in the case of this clause (b), where such default could reasonably be expected to result in a Material Adverse Effect.

Section 2.05          Loan Document Representations.  Each of the representations and warranties contained in the Loan Documents is true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty is true and correct in all respects, on and as of the Effective Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty is true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty is true and correct in all respects as of such earlier date).

ARTICLE III.
CONDITIONS TO THE EFFECTIVE DATE

This Agreement shall become effective on the first date, if any, on or after the date hereof (the “Effective Date”) on which each of the following conditions is satisfied or waived by the Arrangers (as defined below) (such conditions to be satisfied or waived by the Arrangers by 11:59 p.m. (Eastern Time) on the date that is 5 business days after the “Outside Date” as defined in the Provided Merger Agreement (as defined below) and giving effect to any extension of the “Outside Date” pursuant to Section 7.02(a) of the Provided Merger Agreement in accordance with the Provided Merger Agreement):

Section 3.01          Execution of Counterparts.  The Administrative Agent shall have received executed counterparts of this Agreement from (i) each Credit Party as of the date hereof (prior to giving effect to the transactions set forth in this Article III), (ii) the Administrative Agent, (iii) each of the Incremental Term B Lenders and (iv) each Revolving Credit Lender party hereto (which Incremental Term B Lenders and Revolving Credit Lenders party hereto shall, immediately after the NRC Acquisition Financing Incremental Term B Loans are made hereunder, constitute the Required Lenders under the Credit Agreement at such time).

Section 3.02          NRC Joinder.  Subject to the final paragraph of this Article III, (a) NRC and each of its Subsidiaries in each case that would be required to become Subsidiary Guarantors under Section 8.14 of the Credit Agreement as a result of the NRC Acquisition Transactions (without giving effect to the grace periods set forth therein) shall have become, or substantially concurrently with the Effective Date shall become, Subsidiary Guarantors under the Credit Agreement and (b) to the extent required by Section 8.14 of the Credit Agreement (without giving effect to the grace periods set forth therein), such Subsidiary Guarantors shall have granted, or substantially concurrently with the Effective Date shall grant, to the Administrative Agent for the benefit of the Secured Parties a security interest in any Collateral owned by such Subsidiary Guarantor, and shall have otherwise complied with the requirements set forth in Section 8.14 (without giving effect to the grace periods set forth therein); provided that, for the avoidance of doubt (but without limiting Sections 3.03, 3.04 and 3.05 below), this Section 3.02 shall not require the delivery of any opinions, documents or certificates pursuant to Section 8.14(a)(iii), Section 8.14(a)(vi), Section 8.14(b)(ii) or Section 8.14(b)(iv) of the Credit Agreement.

Section 3.03          Legal Opinions.  The Administrative Agent, Wells Fargo Securities, LLC (“WFS”) and BofA Securities, Inc. (“BofA Securities” and, together with WFS, in their capacities as joint bookrunners and joint lead arrangers for the Incremental Term B Loans, the “Arrangers”) shall have received customary legal opinions (including, to the extent not included in lead counsel’s opinion, local counsel opinions with respect to each jurisdiction where a Credit Party is incorporated or formed (other than jurisdictions where only immaterial Credit Parties are incorporated or formed)).

Section 3.04          Organizational Documents and Certificates.  The Administrative Agent and the Arrangers shall have received customary evidence of authorization of the Parent Guarantor and the Credit Parties, organizational documents of the Parent Guarantor and the Credit Parties, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of the Parent Guarantor and each Credit Party to the extent applicable), officer’s certificates (as to incumbency, organizational documents, corporate authorization, Specified Representations, NRC Acquisition Specified Merger Agreement Representations and no Company Material Adverse Effect (as defined below)) and a customary solvency certificate on a consolidated basis from the chief financial officer or treasurer (or equivalent officer) of the Borrower in the form attached hereto as Schedule B.

Section 3.05          Personal Property Collateral.  Subject to the final paragraph of this Article III:

(a)           Filings and Recordings.  The Administrative Agent shall have received all filings and recordations in the applicable Uniform Commercial Code filing offices and in the United States Copyright Office and United States Patent and Trademark Office that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the applicable Collateral (after giving effect to the transactions contemplated by this Article III) and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).

(b)           Pledged Collateral.  The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(c)           Lien Search.  To the extent reasonably and promptly requested by the Arrangers, the Administrative Agent shall have received the results of a Lien search (including a search as to intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code are reasonably necessary to evidence or perfect security interests in all assets of such Credit Party.

(d)           Property and Liability Insurance.  The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party.

(e)           Other Collateral Documentation.  The Administrative Agent shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation, deposit account control agreements and securities account control agreements and, to the extent capable of being obtained using commercially reasonable efforts, any landlord waivers or collateral access agreements, bailee or warehousemen letters with respect to material asset locations, filings evidencing a security interest in any intellectual property included in the Collateral, or filings with any applicable Governmental Authority).

Section 3.06          No Company Material Adverse Effect.  Since the date of the NRC Acquisition Agreement through the Effective Date, there shall not have occurred a Company Material Adverse Effect.  “Company Material Adverse Effect” has the meaning assigned to such term in the Provided Merger Agreement.

Section 3.07          Merger Agreement.  The Arrangers shall be satisfied with the terms of the Merger Agreement and all exhibits and schedules thereto (it being understood and agreed that the copy of the Merger Agreement delivered via email to the Arrangers from Sean J. Rosenthal of Dechert LLP at approximately 1:04 a.m. (Eastern) on June 24, 2019 (including the exhibits or the schedules thereto, the “Provided Merger Agreement”) is reasonably satisfactory to the Arrangers).  The NRC Acquisition shall be consummated substantially concurrently with the initial funding of the Incremental Term B Loans in accordance with applicable law in all material respects and on the terms described in the NRC Acquisition Agreement without giving effect to any waiver, modification or consent thereunder that is materially adverse to the interests of the Incremental Term B Lenders (as reasonably determined by the Arrangers), unless the Arrangers shall have consented thereto (such consent not to be unreasonably withheld, delayed or conditioned), it being understood that, without limitation, (a) any change in the third party beneficiary rights applicable to the Arrangers and the Incremental Term B Lenders, the governing law and choice of forum, the limitation on liability of the Incremental Term B Lenders and the Arrangers to NRC, the waiver of jury trial and the financing cooperation covenant shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Arrangers and (b) any change in purchase price shall not be deemed to be materially adverse to the interests of the Lenders if (i) any decrease in purchase price is in an amount less than 10% of the aggregate purchase price and (ii) any increase in purchase price is funded by equity contributions and/or by the cash and/or equity interests of the Parent Guarantor or the Credit Parties.

Section 3.08          NRC Acquisition Transactions.  Clauses (a) though (d) of the definition of NRC Acquisition Transactions shall be consummated substantially concurrently with the initial funding of the Incremental Term B Loans, and upon giving effect to clauses (a) through (d) of the definition of NRC Acquisition Transactions on the Effective Date, (a) NRC shall have no outstanding preferred stock, and the Borrower shall own, directly or indirectly, one hundred percent (100%) of all of the outstanding equity interests in NRC and (b) Parent Guarantor, shall own, directly, one hundred percent (100%) of all of the outstanding equity interests in the Borrower.

Section 3.09          Indebtedness.  Upon giving effect to the NRC Acquisition Transactions, the Borrower and its Subsidiaries shall not have any outstanding third party Indebtedness, other than (a) the Obligations, (b) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, bank guarantees, performance bonds and surety bonds, and reimbursement and/or indemnity obligations in respect of the foregoing, (c) other Indebtedness permitted to be incurred under the Credit Agreement and (d) other Indebtedness that the Arrangers agree (such agreement not to be unreasonably withheld, conditioned or delayed) may remain outstanding after the Effective Date.

Section 3.10          Financial Statements.  The Arrangers shall have received:

(a)           with respect to the Borrower and its Subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, retained earnings and cash flows for the most recently completed fiscal year ended at least 90 days prior to the Effective Date (provided that, the Arrangers confirm receipt of such financial statements for the fiscal year ended December 31, 2018) and (ii) unaudited consolidated balance sheets and related consolidated statements of income, retained earnings and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Effective Date (excluding the fourth fiscal quarter of each fiscal year) (provided that, the Arrangers confirm receipt of such financial statements for the fiscal quarter ending March 31, 2019);

(b)           with respect to NRC and its Subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income (loss), shareholder’s equity (deficit) and cash flows for NRC and its Subsidiaries for the most recently completed fiscal year ended at least 90 days prior to the Effective Date (provided that, the Arrangers confirm receipt of such financial statements for the fiscal year ended December 31, 2018) and (ii) unaudited consolidated balance sheets and related consolidated statements of operations and comprehensive income (loss) and cash flows for NRC and its subsidiaries for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Effective Date (excluding the fourth fiscal quarter of each fiscal year) (provided that, the Arrangers confirm receipt of such financial statements for the fiscal quarter ending March 31, 2019); and

(c)           a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower for the fiscal year most recently ended for which audited financial statements are provided pursuant to Section 3.10(a) above and for the four-quarter period ending on the last day of the most recent fiscal quarter (excluding the fourth fiscal quarter of each year) ending at least 45 days before the Effective Date, prepared after giving pro forma effect to each element of the NRC Acquisition Transactions as if the NRC Acquisition Transactions had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Account Standards Board Accounting Standards Codification 805 (formerly SFAS 141R) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower)).

Section 3.11          Patriot Act.  The Administrative Agent shall have received, at least 3 Business Days (as defined in the Provided Merger Agreement) prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act to the extent such request was received by the Borrower at least 10 Business Days (as defined in the Provided Merger Agreement) prior to the Effective Date.

Section 3.12          Fees and Expenses.  All fees and expenses required to be paid on the Effective Date to the Arrangers, the Administrative Agent and the Incremental Term B Lenders pursuant to (a) that certain Commitment Letter, dated June 23, 2019, among the Administrative Agent, WFS, BANA, BofA Securities and the Borrower (the “Commitment Letter”), (b) the Fee Letters (as defined therein) and (c) that certain Supplemental Arrangers Fee Letter, dated October 24, 2019 (the “Supplemental Fee Letter”), among the Administrative Agent, WFS, BANA, BofA Securities and the Borrower, including the fees and expenses of counsel for the Arrangers and the Administrative Agent required to be paid under the Commitment Letter, the Fee Letters and the Supplemental Fee Letter, shall have been paid (or shall be paid from or offset against the proceeds of the initial funding under the Incremental Term B Loans).

Section 3.13          Specified Representations and NRC Acquisition Specified Merger Agreement Representations.  The Specified Representations shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on and as of the Effective Date; provided that, to the extent that any Specified Representation with respect to NRC or its Subsidiaries is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Company Material Adverse Effect” (as defined in the Provided Merger Agreement) for purposes of the making of such Specified Representation on, or as of, the Effective Date (or any date prior thereto).  The NRC Acquisition Specified Merger Agreement Representations shall be true and correct on and as of the Effective Date to the extent required by the definition thereof in the Credit Agreement.  No Event of Default under Section 10.1(a), (b), (h) or (i) of the Credit Agreement shall have occurred and be continuing or would result upon the extensions of credit on the Effective Date.

Section 3.14          Effective Date.  The Effective Date shall not occur prior to October 1, 2019, unless otherwise agreed in writing by the Arrangers.

Section 3.15          First Amendment.  The “Amendment Effective Date” under and as defined in the First Amendment shall have occurred (or shall occur substantially concurrently with the Effective Date), and the First Amendment shall be in full force and effect (or shall be in full force and effect substantially concurrently with the Effective Date).

Notwithstanding anything in this Agreement to the contrary, (a) Section 3.13 sets forth the only representations relating to NRC, the Borrower and their respective Subsidiaries and their respective businesses the accuracy of which shall be a condition to the Effective Date and (b) to the extent that any security interest in any Collateral (other than security interests that may be perfected by (i) the filing of a financing statement under the Uniform Commercial Code and (ii) the possession of the certificates evidencing equity securities in the Borrower and the Borrower’s Subsidiaries required to be pledged pursuant to this Agreement or any of the other Loan Documents, to the extent that such equity securities exist prior to the Effective Date and are in the Borrower’s actual possession on the Effective Date after the Borrower’s use of commercially reasonable efforts to obtain them) is not perfected on the Effective Date, then the perfection of such security interests shall not constitute a condition precedent to the Effective Date, but instead shall be required to be perfected within 90 days after the Effective Date (or such longer period agreed to by the Administrative Agent in its reasonable discretion).

ARTICLE IV.
ORDER/SEQUENCING OF INCREMENTAL TERM B LOANS AND AMENDMENT TO CREDIT AGREEMENT

Section 4.01          NRC Acquisition Financing Incremental Term B Loans.  The parties party hereto hereby agree that the NRC Acquisition Financing Incremental Term B Loans shall be made on the Effective Date prior to the effectiveness of the Other Incremental Term B Loan Commitments and the making of the Other Incremental Term B Loans.

Section 4.02          Amendments, Waivers and Consents.  On the Effective Date, immediately after the NRC Acquisition Financing Incremental Term B Loans are made, the parties party hereto (including, without limitation, the Incremental Term B Lenders and each Revolving Credit Lender party hereto, collectively constituting the Required Lenders under the Credit Agreement), hereby amend, and provide the following consents and waivers under, the Credit Agreement (after giving effect to the First Amendment) as follows:

(a)           The definition of “NRC Acquisition Incremental Term Loans” in the Credit Agreement is hereby deleted and replaced with the following:

““NRC Acquisition Incremental Term Loans” means Incremental Term Loans in an amount not to exceed $450,000,000, borrowed on the NRC Acquisition Closing Date for the purposes of funding the refinancing (in full) of the funded Indebtedness under the NRC

Existing Credit Agreement, the payment of fees and expenses incurred in connection with the NRC Acquisition Transactions and/or the prepayment of Revolving Credit Loans, in each case, on the NRC Acquisition Closing Date.”

(b)           The parties party hereto hereby agree that, notwithstanding anything in the Credit Agreement to the contrary, the only conditions in the Credit Agreement to the effectiveness of the Other Incremental Term B Loan Commitments and the making of the Other Incremental Term B Loans shall be the conditions set forth in Article III of this Agreement, and hereby consent to such Other Incremental Term B Loan Commitments and Other Incremental Term B Loans.

(c)           The parties party hereto waive application of (x) the notice requirements in Section 2.4(c) of the Credit Agreement and (y) the provisions of Section 2.4(c) of the Credit Agreement requiring prepayments of Revolving Credit Loans to be in specified minimum or incremental amounts, in each case, to the prepayment of Revolving Credit Loans with the proceeds of the Other Incremental Term B Loans on the Effective Date, and acknowledge and agree that such prepayment may be made on the Effective Date.

Section 4.03          Other Incremental Term B Loans.  The parties party hereto hereby agree that (a) the Other Incremental Term B Loan Commitments shall become effective and the Other Incremental Term B Loans shall be made on the Effective Date, in each case, immediately after the amendments to the Credit Agreement set forth in Section 4.02, and (b) notwithstanding that the NRC Acquisition Financing Incremental Term B Loans and the Other Incremental Term B Loans shall be made immediately prior to, or immediately after, as the case may be, the amendments to the Credit Agreement set forth in Section 4.02, the NRC Acquisition Financing Incremental Term B Loans and the Other Incremental Term B Loans shall be deemed one tranche and one Series of Incremental Term Loans under the Credit Agreement (i.e., the Incremental Term B Loans) and the NRC Acquisition Financing Incremental Term B Loan Commitments and the Other Incremental Term B Loan Commitments shall be deemed one tranche and one Series of Incremental Term Loan Commitments under the Credit Agreement (i.e., the Incremental Term B Loan Commitments).

ARTICLE V.
PERFECTION CERTIFICATE

On the Effective Date, NRC shall execute and deliver to the Administrative Agent a perfection certificate with respect to itself and each of its Subsidiaries that will be a Credit Party after giving effect to Section 3.02 hereof that is substantially similar in form to the Perfection Certificate that was delivered on the Closing Date (or as otherwise agreed between the Administrative Agent and the Borrower), which perfection certificate shall be dated as of the Effective Date and shall be executed by a Responsible Officer of NRC.

ARTICLE VI.
VALIDITY OF OBLIGATIONS AND LIENS

Each of the Credit Parties party hereto (a) acknowledges and agrees that all of such Credit Party’s obligations under the Security Documents and the other Loan Documents (as affected hereby) to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (b) reaffirms each lien and security interest granted by it to Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations (as increased hereby) and the guaranties of the Guaranteed Obligations (as defined in the Guaranty Agreement) (as increased hereby) made by it pursuant to the Credit Agreement and (c) acknowledges and agrees that the grants of liens and security interests by and the guaranties of the Credit Parties contained in the Credit Agreement and the Security Documents are, and shall remain, in full force and effect after giving effect to this Agreement and the transactions contemplated hereby and thereby.

ARTICLE VII.
MISCELLANEOUS

Section 7.01          Notice.  For purposes of the Credit Agreement, the initial notice address of each Incremental Term B Lender shall be as set forth below its signature below.

Section 7.02          Recordation of the Incremental Term B Loans.  Upon execution and delivery hereof, Administrative Agent will record the Incremental Term B Loans made by the Incremental Term B Lenders, respectively, in the Register.

Section 7.03          Amendment, Modification and Waiver.  This Agreement may not be amended, modified or, except as expressly set forth herein, waived, except by an instrument or instruments in writing signed and delivered on behalf of Borrower, the Administrative Agent and the requisite Lenders under the Credit Agreement.

Section 7.04          Entire Agreement.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lenders, the Swingline Lender and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 7.05          GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7.06          SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  EACH PARTY HERETO AGREES THAT SECTION 12.5(b), SECTION 12.5(c), SECTION 12.5(d) AND SECTION 12.6 OF THE CREDIT AGREEMENT SHALL APPLY TO THIS AGREEMENT MUTATIS MUTANDIS.

Section 7.07          Confidentiality.    Each party hereto agrees that Section 12.10 of the Credit Agreement shall apply to this Agreement mutatis mutandis.

Section 7.08          No Advisory or Fiduciary Responsibility.  Each party hereto agrees that Section 12.19 of the Credit Agreement shall apply to this Agreement mutatis mutandis.

Section 7.09          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Incremental Term B Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction.

Section 7.10          Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.11          No Novation.  The parties hereto expressly acknowledge that it is not their intention that this Agreement or any of the other Loan Documents executed or delivered pursuant hereto constitute a novation of any of the obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, but rather constitute an amendment, modification, waiver or supplement thereof pursuant to the terms contained herein.  The Credit Agreement and the Loan Documents, in each case as amended, modified, waived or supplemented hereby, shall be deemed to be continuing agreements among the parties thereto, and all documents, instruments, and agreements delivered, as well as all Liens created, pursuant to or in connection with the Credit Agreement and the other Loan Documents shall remain in full force and effect, each in accordance with its terms (as amended, modified, waived or supplemented by this Agreement), unless such document, instrument, or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement or such document, instrument, or agreement or as otherwise agreed by the required parties hereto or thereto, it being understood that from after the occurrence of the Effective Date, each reference in the Loan Documents to the “Credit Agreement,” “thereunder,” “thereof” (and each reference in the Credit Agreement to “this Agreement,” “hereunder,” or “hereof”) or words of like import shall mean and be a reference to the Credit Agreement, as amended, modified, waived or supplemented hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

US ECOLOGY HOLDINGS, INC. (f/k/a US ECOLOGY, INC.), a Delaware corporation

By:	/s/ Eric L. Gerratt
Name:	Eric L. Gerratt
Title:	Executive Vice President

[Signature Page to Lender Joinder Agreement and Second Amendment]

SUBSIDIARY GUARANTORS:

AMERICAN ECOLOGY ENVIRONMENTAL SERVICES CORPORATION, a Texas corporation
US ECOLOGY HOUSTON, INC., a Delaware corporation
US ECOLOGY IDAHO, INC., a Delaware corporation
US ECOLOGY ILLINOIS, INC., a California corporation
US ECOLOGY MICHIGAN, INC., a Michigan corporation
US ECOLOGY NEVADA, INC., a Delaware corporation
US ECOLOGY TEXAS, INC., a Delaware corporation
US ECOLOGY WASHINGTON, INC., a Delaware corporation
ENVIRITE OF ILLINOIS, INC., a Delaware corporation
ENVIRITE OF OHIO, INC., a Delaware corporation
ENVIRITE OF PENNSYLVANIA, INC., a Delaware corporation
ENVIRITE TRANSPORTATION LLC, an Ohio limited liability company
US ECOLOGY SULLIGENT, INC., a Michigan corporation
EQ AUGUSTA, INC., a Michigan corporation
EQ DETROIT, INC., a Michigan corporation
US ECOLOGY TAMPA, INC., a Michigan corporation
EQ HOLDINGS, INC., a Delaware corporation
EQ INDUSTRIAL SERVICES, INC., a Michigan corporation
EQ METALS RECOVERY LLC, an Ohio limited liability company
US ECOLOGY MOBILE RECYCLING, INC., a Michigan corporation
EQ NORTHEAST, INC., a Massachusetts corporation
US ECOLOGY TULSA, INC., a Michigan corporation
EQ PARENT COMPANY, INC., a Delaware corporation
US ECOLOGY ROMULUS, INC., a Michigan corporation
US ECOLOGY LIVONIA, INC., a Michigan corporation
MICHIGAN DISPOSAL, INC., a Michigan corporation
RTF ROMULUS, LLC, a Michigan limited liability company
US ECOLOGY TAYLOR, INC., a Michigan corporation
WAYNE DISPOSAL, INC., a Michigan corporation
US ECOLOGY THERMAL SERVICES, INC.,
a Delaware corporation
US ECOLOGY VERNON, INC.,
a Delaware corporation
US ECOLOGY TRANSPORTATION SOLUTIONS, INC.,
a Delaware corporation
US ECOLOGY WINNIE, LLC,
a Delaware limited liability company

By:	/s/ Eric L. Gerratt
Name:	Eric L. Gerratt
Title:	Vice President and Treasurer

[Signature Page to Lender Joinder Agreement and Second Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Michael Cenarrusa
Name:	Michael Cenarrusa
Title:	Vice President

[Signature Page to Lender Joinder Agreement and Second Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Incremental Term B Lender and a Revolving Credit Lender

By:	/s/ Michael Cenarrusa
Name:	Michael Cenarrusa
Title:	Vice President

Wells Fargo Bank, National Association

MAC U1858-032

877 West Main Street – 3rd Floor

Boise, Idaho

Attention of: Commercial Banking

Facsimile No.: (208) 519-3279

With copies to:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2703

Facsimile No.: (704) 590-3481

[Signature Page to Lender Joinder Agreement and Second Amendment]

SCHEDULE A

to Lender Joinder Agreement and Second Amendment

Incremental Term B Loan Commitments

Name of Incremental Term B Lender	Amount of Incremental Term B Loan Commitment
Wells Fargo Bank, National Association	$450,000,000
TOTAL	$450,000,000

SCHEDULE B

to Lender Joinder Agreement and Second Amendment

[FORM OF] SOLVENCY CERTIFICATE

[ • ]

Reference is made to that certain Credit Agreement dated as of April 18, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among US ECOLOGY HOLDINGS, INC., a Delaware corporation (f/k/a US Ecology, Inc., a Delaware corporation), as Borrower (the “Borrower”), the lenders from time to time party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders, and the other parties party thereto.  Terms defined in the Credit Agreement are used herein as defined therein.

The undersigned hereby certifies that he is the duly qualified and acting [Chief Financial Officer] [Treasurer] of the Borrower, and is authorized, in such capacity, to execute and deliver this Solvency Certificate.

Solely in my capacity as [Chief Financial Officer] [Treasurer] of the Borrower and not in my individual capacity, I hereby certify, on behalf of the Borrower (and not in any individual capacity), as of the date hereof that:

(a)           I am familiar with the financial performance and prospects of the Borrower and its Subsidiaries and have reviewed the historical financial statements, pro forma financial statements and financial projections delivered pursuant to the Credit Agreement and that certain Lender Joinder Agreement and Second Amendment, dated as of November 1, 2019, and hereby certify that after giving effect to the NRC Acquisition Transactions, the Borrower and its Subsidiaries (on a Consolidated basis) are Solvent.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the date first written above.

US ECOLOGY HOLDINGS, INC.

By:
Name:
Title: [Chief Financial Officer] [Treasurer]